Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-276623) on Form S-1 of Cyclacel Pharmaceuticals, Inc. of our report dated March 8, 2023, except for the Notes 1, 15 and 17 as to which the date is November 28, 2023 and Note 18 as to which the date is February 7, 2024, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

New York, New York

February 7, 2024